FIRST AMENDMENT TO
AMENDED AND RESTATED PROMISSORY NOTE
This FIRST AMENDMENT TO AMENDED AND RESTATED PROMISSORY NOTE (this “First Amendment”) is entered into as of May 10, 2012 between High River Limited Partnership, a Delaware limited partnership (“Lender”), and Motricity, Inc., a Delaware corporation (“Borrower”), in connection with that certain Amended and Restated Promissory Note from Borrower to Lender dated February 28, 2012, in the original principal amount of $20,827,193.13 (the “Note”). The terms used but not defined herein shall have their respective meanings as set forth in the Note.
WHEREAS, Borrower has requested, and Lender has agreed to provide, a $5,000,000 revolving loan facility pursuant to the Note, the terms and provisions of which shall be governed by the Note, as amended hereby;
NOW, THEREFORE, Borrower and Lender agree as follows:

1.	AMENDMENT - REVOLVING LOANS.
a.Availability. Subject to the terms of the Note, the Loan Documents and this First Amendment, from and after the date hereof, and through but not including the earliest to occur of: (i) August 28, 2013; (ii) a Corporate Transaction with Cash Net Proceeds in excess of $5,000,000; (iii) a Qualifying Rights Offering; or (iv) all Obligations maturing (whether by acceleration or otherwise) or otherwise becoming due and payable (the earliest such date, the “Revolving Credit Termination Date”), and so long as there has occurred no Default or Event of Default, the Lender shall make revolving advances available to the Borrower, in an aggregate amount outstanding (exclusive of capitalized interest added thereto) not to exceed Five Million Dollars ($5,000,000.00) (the “Revolving Loans”), each of which shall be repaid, together with all interest (including, without limitation, capitalized interest thereon) on the earliest of: (A) the date that is sixty (60) days after the date of such advance; (B) the Revolving Credit Termination Date; or (C) all Obligations maturing (whether by acceleration or otherwise) or otherwise becoming due and payable. Revolving Loans may be repaid and, prior to the Revolving Credit Termination Date, reborrowed subject to the applicable terms and conditions precedent in the Note, the Loan Documents, and this First Amendment, and shall be repaid in full, together with any capitalized interest that is added to the principal balance thereof, together with interest thereon, on the Revolving Credit Termination Date. Notwithstanding anything to the contrary herein or in the Note or the other Loan Documents, the Borrower shall not make any voluntary prepayment of the Revolving Loans that would cause the outstanding balance of the revolving loans to be greater than zero and less than $2,500,000 at any time. The Lender’s agreement to make revolving advances terminates on the Revolving Credit Termination Date, when the principal amount of all Revolving Loans, together with all other Obligations, shall be immediately due and payable.

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b.Borrowing Procedure. The Borrower shall apply the proceeds of revolving advances only for the working capital purposes of the Borrower or its Subsidiaries. Subject to the satisfaction of all other applicable conditions to the borrowing of a Revolving Loan, to obtain a Revolving Loan, the Borrower shall notify the Lender by electronic mail, facsimile, or telephone by 1:00 p.m. Eastern time on the day that is at least one (1) Business Day prior to the date of the requested advance; provided that: (i) together with each such request, the Borrower shall deliver an officer’s certificate to the effect that the advance is required for the Borrower’s and/or its Subsidiaries’ working capital requirements and that the proceeds of such Revolving Loan will be applied only for the working capital purposes of the Borrower or its Subsidiaries; (ii) the Borrower may request Revolving Loans only in increments of $2,500,000; and (iii) Lender in its sole discretion may accept less advance notice, or requests for Revolving Loans in increments of less than $2,500,000, from time to time.
c.Note. The Note is hereby amended, and the principal balance thereof shall be adjusted from time to time, so that it evidences the obligation to repay the Revolving Loans in addition to the other loans advanced for the benefit of the Borrower on September 16, 2011, capitalized interest added thereto, other interest accrued thereon, and all other Obligations. The books and records of the Lender shall be conclusive evidence as to the amount of principal and other Obligations outstanding at any time under the Note, absent manifest error. The term “Obligations” as defined in the Note is hereby amended so that it includes, without limitation, the Borrower’s and Guarantors’ obligations and liabilities to repay the Revolving Loans, the capitalized interest thereon, other interest thereon, and its other payment and performance obligations and liabilities hereunder.
d.Interest. Notwithstanding that the interest rate applicable under the Note to the September 16, 2011 borrowings (and any capitalized interest that is added thereto and all other Obligations) shall continue to be determined by Section 1 of the Note: (A) the interest rate applicable to the Revolving Loans shall be equal to fifteen percent (15.00%) per annum, and the Borrower hereby promises to pay interest to Lender on the unpaid principal amount of the Revolving Loans and on all capitalized interest added thereto at an interest rate equal to fifteen percent (15.00%) per annum; (B) all computations of interest on the Revolving Loans (and any capitalized interest that is added thereto) shall be made on the basis of a year of 360 days, in each case for the actual number of days (including the first day as well as the date of payment) occurring in the period for which such interest is payable; (C) interest on the Revolving Loans shall accrue from and after the date of the advance of such Revolving Loan and be paid in lawful money of the United States of America at said office or place on the first day of each third calendar month, in arrears, commencing on the first day of the calendar month following such advance, until such Revolving Loan is paid in full in lawful money of the United States of America, provided that until the principal of the Revolving Loans becomes due, any such interest payments thereon shall be “paid in kind” by capitalizing such interest amounts and adding them to the principal balance of the Revolving Loans such that interest shall become payable thereon as it is with respect to the initial principal amount of such Revolving Loans; provided further that any unpaid interest on the Revolving Loans, together with all other Obligations, shall become due and

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payable in lawful money of the United States of America and in immediately available funds, on the Revolving Credit Termination Date, or earlier as provided in the Note, the Loan Documents, or this First Amendment (including, without limitation, as provided in Sections 4(d) and 6(b) of the Note); (D) immediately upon the occurrence of an Event of Default and until the Revolving Loans have been paid in full, without notice by Lender, all Revolving Loans shall accrue interest at a rate equal to two percent (2%) per annum in excess of the interest rate in effect for the Revolving Loans immediately prior to the occurrence of such Event of Default; (E) any payment of interest or any other Obligation relating to the Revolving Loans that becomes due on a day that is not a Business Day shall become due on the next following Business Day; and (F) notwithstanding the foregoing, interest payable on the Revolving Loans upon and after the occurrence of an Event of Default, together with principal and all other Obligations shall be payable upon demand (provided, that, upon the earliest to occur of the Revolving Credit Termination Date or any Event of Default described in Sections 5(c), 5(d) and 5(e) of the Note, all Obligations, including those in respect of the Revolving Loans, shall automatically become immediately due and payable). Notwithstanding anything herein or in the Note to the contrary (including, without limitation, the so-called “PIK” or “capitalization of interest” provisions reflected herein and therein), at any time that any principal amount of any Revolving Loan is paid or required to be paid under the Note (as amended hereby), the Borrower shall also make a payment in cash of the interest that has accrued on such Revolving Loan.
e.Collateral and Covenants. All Revolving Loans, together capitalized interest added thereto and other interest thereon, outstanding from time to time hereunder are and shall be included with the Obligations that are secured by the Collateral and Secured Property, as such terms are defined in any one or more of the Security Agreements. All covenants and agreements under the Note shall apply to the Revolving Loans in the same respect as they apply to the other Obligations. All recoveries and payments for or on account of the Obligations shall be applied first to those relating to the Revolving Loans.

2.
MISCELLANEOUS. Except as expressly amended hereby, the Note and the other Loan Documents remain in full force and effect. The security interests and liens in the Collateral and the Secured Property (including, without limitation, the Retained Collateral) shall continue to be in effect and shall secure the Revolving Loans along with all other Obligations. This First Amendment constitutes one of the “Loan Documents”, as such term is defined in the Note. This First Amendment, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto relating to the subject matter hereof and supersedes all prior proposals, negotiation, agreements, and understandings related to such matter.

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IN WITNESS WHEREOF, Lender and Borrower caused this First Amendment to be signed by their duly authorized officers as of the date first written above.

HIGH RIVER LIMITED PARTNERSHIP	MOTRICITY, INC.
By: Hopper Investments LLC, its general partner

By /s/ Edward Mattner	By /s/ James R. Smith Jr.
Name: Edward Mattner	Name: James R. Smith Jr.
Its Authorized Signatory	Its President and Interim Chief Executive Officer
ACKNOWLEDGMENT AND CONSENT BY GUARANTORS

This Acknowledgment and Consent witnesses that for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the undersigned hereby: (i) acknowledges and consents to the foregoing First Amendment, including, without limitation, to provide for revolving advances and the other amendments and agreements contained in such First Amendment; and (ii) confirms that the guarantee and security granted by the undersigned therefor (a) are not released, discharged or otherwise affected by the execution, delivery or performance of such First Amendment or any security therefor (b) remain in full force and effect; and (c) secure all Obligations (as such definition has been amended in such First Amendment).

DATED as of May 10, 2012.

MCORE INTERNATIONAL, INC.	MOTRICITY CANADA INC.

By /s/ James R. Smith Jr.	By /s/ James R. Smith Jr.
Name: James R. Smith Jr.	Name: James R. Smith Jr.
Its President	Its President

By /s/ Gary Swearingen
Name Gary Swearingen
Its Secretary and Treasurer

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